Exhibit 15.1

Awareness Letter of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Kraton Performance Polymers, Inc.:
Re: Registration Statement on Form S-8
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 28, 2016 related to our reviews of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Houston, Texas
June 3, 2016